Exhibit 10.11

Grant No.

OPEN BANK

2005 DIRECTOR AND EMPLOYEE STOCK OPTION PLAN

STOCK OPTION AGREEMENT

Open Bank, a California commercial bank (the “Bank”), hereby grants to the Option holder named below an option to purchase the number of shares of the Bank’s common stock set forth below (the “Common Stock”). The terms and conditions of the Option are set forth in this Stock Option Agreement (the “Agreement”) and in the Open Bank’s 2005 Director and Employee Stock Option Plan (the “Plan”) and the Notice of Exercise, all of which are enclosed herewith and incorporated herein in their entirety. Capitalized terms not defined herein shall have the meanings assigned to them in the Plan.

Option holder:
Date of Grant:
Number of Shares Subject to Option:
Exercise Price Per Share:
Expiration Date:

Type of Grant:	☐ Incentive Stock Option	☐ Nonstatutory Stock Option

Vesting Schedule:	% of the shares subject to this Option shall vest on each anniversary of the Date of Grant until fully vested.

Exercise Schedule:	Same as Vesting Schedule

Payment:

By one or a combination of the following items (as described in Section 3 of this Agreement or in such other manner (including a net issue exercise) approved by the Board or any committee designated by the Board to administer the Plan):

By cash or check

Pursuant to a Regulation T Program if the Shares are publicly traded

By delivery of already-owned shares if the Shares are publicly traded

Acknowledgements: By signing this cover sheet, you acknowledge receipt of, and understand and agree to, all of the terms and conditions described in this Agreement and in the Plan and Notice of Exercise, copies of which are also enclosed. Further, you acknowledge that as of the Date of Grant, this Agreement and the Plan and Notice of Exercise set forth the entire understanding between you and the Bank regarding the acquisition of stock in the Bank and supersede all prior oral and written agreements (including, without limitation, any employment agreement with the Bank) on that subject. You further acknowledge that you as an executive officer or director of the Bank have received a copy of the most recent financial statements of the Bank and a copy of its most recent public reports filed with the Bank’s regulators.

OPEN BANK	OPTION HOLDER:

By:

Signature	Signature

Name:	Date:

Title:

Date:

ENCLOSURES:     Copy of the 2005 Director and Employee Stock Option Plan and Notice of Stock Option Exercise

OPEN BANK

2005 DIRECTOR AND EMPLOYEE STOCK OPTION PLAN

STOCK OPTION AGREEMENT

The details of your Option are as follows:

1.        Vesting.   Subject to the limitations contained herein, your Option will vest as provided in the cover sheet of this Agreement, provided that vesting will cease upon the termination of your Continuous Service. Notwithstanding anything in this Agreement or elsewhere to the contrary, upon your death or Disability, your Option automatically vest, and become fully-exercisable.

2.        Number of Shares and Exercise Price.   The number of shares subject to your Option and your exercise price per share referenced in the cover sheet of this Agreement may be adjusted from time to time for capitalization adjustments, as provided in the Plan.

3.        Method of Payment.   Payment of the exercise price is due in full upon exercise of all or any part of your Option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted in the cover sheet of this Agreement or by the Board of Directors, which may include one or more of the following:

    (a)        In the Bank’s sole discretion at the time your Option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Bank or the receipt of irrevocable instructions to pay the aggregate exercise price to the Bank from the sales proceeds.

    (b)        Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock that either have been held for the period required to avoid a charge to the Bank’s reported earnings (generally six months) or were not acquired, directly or indirectly from the Bank, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Bank at the time your Option is exercised, shall include delivery to the Bank of your attestation of ownership of such shares of Common Stock in a form approved by the Bank. Notwithstanding the foregoing, your Option may not be exercised by tender to the Bank of Common Stock to the extent such tender would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Bank’s stock.

4.        Whole Shares.   Your Option may only be exercised for whole shares.

5.        Securities Law Compliance.   Notwithstanding anything to the contrary contained herein, your Option may not be exercised unless the exercise of your Option complies with any applicable laws and regulations governing the Option.

6.        Term.   The term of your Option commences on the Date of Grant and expires upon the earliest of the following:

    (a)        The date of termination of your employment relationship with the Bank or any of its Affiliates or status as an officer or director of the Bank or any of its Affiliates, as applicable, if such termination is for Cause (as such term is hereinafter defined). For purposes of this Agreement, the term “Cause” means termination for any of the following reasons: (i) your willful failure substantially to perform your duties and responsibilities to the Bank or deliberate violation of a Bank policy; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that is caused or is reasonably expected to result in material injury to the Bank; (iii) unauthorized use or disclosure by you of any proprietary information or trade secrets of the Bank, or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Bank; or (iv) your willful breach of any of your obligations under any written agreement or covenant with the Bank. The determination as to whether you are being terminated for Cause shall be made in good faith by the Bank and shall be final and binding on you. The foregoing definition does not in any way limit the Bank’s ability to terminate your employment relationship and/or status as a director or officer with the Bank at any time as provided in Section 9 below. For purposes of this Section 6(a), the term “Bank” will be interpreted to include any of its Affiliates, if appropriate.

    (b)        three (3) months after the termination of your Continuous Service for any reason other than a termination for Cause or by reason of Disability or death, provided that if during any part of such three (3) month period the Option is not exercisable solely because of the condition set forth in Section 5, the Option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

    (c)        twelve (12) months after the termination of your Continuous Service due to Disability (as defined in the Plan);

    (d)        twelve (12) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

    (e)        the Expiration Date indicated in the cover sheet of this Agreement; or

    (f)        the tenth (10th) anniversary of the Date of Grant.

If your Option is an Incentive Stock Option, note that, to obtain the federal income tax advantages associated with an “Incentive Stock Option,” the Code requires that at all times beginning on the date of grant of the Option and ending on the day three (3) months before the date of the Option’s exercise, you must be an employee of the Bank or an Affiliate, except in the event of your death or your Disability. The Bank has provided for extended exercisability of your Option under certain circumstances for your benefit, but cannot guarantee that your Option will necessarily be treated as an “Incentive Stock Option” if you provide services to the Bank or any Affiliate as a Director or if you exercise your Option more than three (3) months after the date your employment with the Bank or an Affiliate terminates.

7.        Exercise.

    (a)        You may exercise the vested portion of your Option during its term by delivering a Notice of Exercise (in a form designated by the Bank) together with the exercise price to the Secretary of the Bank, or to such other person as the Bank may designate, during regular business hours, together with such additional documents as the Bank may then require.

    (b)        By exercising your Option you agree that, as a condition to any exercise of your Option, the Bank may require you to enter an arrangement providing for the payment by you to the Bank of any tax withholding obligation of the Bank arising by reason of (1) the exercise of your Option, (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise or (3) the disposition of shares acquired upon such exercise.

    (c)        If your Option is an Incentive Stock Option, by exercising your Option you agree that you will notify the Bank in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your Option that occurs within two (2) years after the date of your Option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your Option.

    (d)        By exercising your Option you agree that the Bank (or a representative of the underwriters) may, in connection with the first underwritten offering of any securities of the Bank, require that you not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of the Bank held by you, for a period of time specified by the underwriter(s) following the consummation of the underwritten offering of the Bank, but not to exceed one hundred eighty (180) days. You further agree to execute and deliver such other agreements as may be reasonably requested by the Bank and/or the underwriter(s) which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Bank may impose stop-transfer instructions with respect to your Common Stock until the end of such period.

8.        Transferability.   Your Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you; provided, however, and to the extent permitted by applicable law and regulation, Nonstatutory Stock Options may be transferred for no value to any intervivos or terminating trust, which shall agree in writing to be bound by the terms of this Agreement and the Plan, established for estate planning purposes for the sole and exclusive benefit of such owner of the Option, one or more members of such owners’ family that are related to such owner (which member shall include, without limitation, the spouse, adopted children and stepchildren of such owner) and/or any other lineal descendants of such owner and in which such owner is a trustee thereof. Notwithstanding anything to the contrary, by delivering written notice to the Bank, in a form satisfactory to the Bank, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Option.

9.        Option Not a Service Contract.   Your Option is not an employment or service contract, and nothing in your Option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Bank or an Affiliate, or of the Bank or an Affiliate to continue your employment. In addition, nothing in your Option shall obligate the Bank or an Affiliate, their respective shareholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director for the Bank or an Affiliate.

10.        Withholding Obligations.

  (a)        At the time your Option is exercised, in whole or in part, or at any time thereafter as requested by the Bank, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Bank), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Bank or an Affiliate, if any, which arise in connection with your Option.

  (b)        Upon your request and subject to approval by the Bank, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Bank may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your Option a number of whole shares having a Fair Market Value, determined by the Bank as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law. If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your Option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your Option. Notwithstanding the filing of such election, shares shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your Option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

    (c)        Your Option is not exercisable unless the tax withholding obligations of the Bank and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your Option when desired even though your Option is vested, and the Bank shall have no obligation to issue a certificate for such shares or release such shares from any escrow provided for herein.

11.        Notices. Any notices provided for in your Option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Bank to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Bank.

12.        Governing Plan Document. Your Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Option and those of the Plan, the provisions of the Plan shall control.

By signing the cover sheet of this Agreement, you agree to all of the term and conditions described above and in the Plan.

NOTICE OF STOCK OPTION EXERCISE

OPEN BANK

2005 DIRECTOR AND EMPLOYEE STOCK OPTION PLAN (THE “PLAN”)

Open Bank
1000 Wilshire Boulevard, Suite 100
Los Angeles, CA 90017	Date of Exercise:

Ladies and Gentlemen:

This constitutes notice under my Option that I elect to purchase the number of shares for the price set forth below.

Type of option (check one):	Incentive ☐	Nonstatutory ☐

Stock option dated:	,

Number of shares as to which option is exercised:

Certificates to be issued in name of:

Total exercise price:

Cash payment delivered herewith:

Options surrendered (for net issue exercise):

By this exercise, I, as a director, officer and/or employee of the Bank agree (a) to provide such additional documents as you may require pursuant to the terms of the Open Bank 2005 Director and Employee Stock Option Plan, (b) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (c) if this exercise relates to an Incentive Stock Option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the shares of Common Stock issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such shares of Common Stock are issued upon exercise of this option.

I hereby make the following certifications and representations with respect to the number of shares of Common Stock of the Bank listed above (the “Shares”), which are being acquired by me for my own account upon exercise of the Option as set forth above:

I acknowledge that all certificates representing any of the Shares subject to the provisions of the Option may have endorsed thereon appropriate legends reflecting restrictions pursuant to the Bank’s Articles of Incorporation, Bylaws and/or applicable securities laws.

I further acknowledge that there may be tax consequences as a result of the purchase or disposition of the Shares, and I have consulted with any tax consultants I wished to consult and I am not relying on the Bank for any tax advise.

I further agree that, if required by the Bank (or a representative of the underwriters) in connection with the first underwritten offering of any securities of the Bank, I will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of any shares of Common Stock or other securities of the Bank during such period following the consummation of the underwritten offering of the Bank as may be requested by the Bank or the representative of the underwriters, but not to exceed one hundred eighty (180) days. I further agree to execute and deliver such other agreements as may be reasonably requested by the Bank and/or the underwriters which are consistent with the foregoing or which are necessary to give further effect thereto and that the Bank may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

Very truly yours,